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                                                                EXHIBIT 1(a)-2


                             GW SIERRA TRUST FUNDS
                        (A Massachusetts Business Trust)

                    CERTIFICATE OF CLASSIFICATION OF SHARES

         I, Patricia L. Bickimer, do hereby certify as follows:

         (1) That I am duly elected Treasurer, Chief Financial Officer and Secretary of GW Sierra Trust Funds (the "Trust");

         (2) That in such capacity I have examined the records of actions taken by the Board of Trustees of the Trust by unanimous written consent on May 22, 1989;

         (3) That the following resolutions were duly adopted by unanimous written consent:

                 RESOLVED, that pursuant to Section 4.1 of the Master Trust Agreement of the Trust, an additional series of units of beneficial interest in the Trust, classified as Class F Shares, representing interests in the GW Growth and Income Fund be, and hereby is, established; and

                 FURTHER RESOLVED, that each Share of Class F created under the foregoing resolution shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are set forth in the Declaration of Trust with respect to Shares of any class; and

                 FURTHER RESOLVED, that the remaining five Classes of shares, formerly representing interests in the U.S. Government Money Market Fund (Class A), The California Tax Exempt Money Market Fund (Class B), The Federal Tax Exempt Money Market Fund (Class C), The U.S. Government Securities Fund (Class D) and The California Tax Exempt Income Fund (Class E), now represent interests in the GW Global Income Money Market Fund, GW U.S. Government Money Market Fund, GW California Municipal Money Market Fund, GW U.S. Government Securities Fund and GW California Municipal Income Fund.

         (4) That the foregoing resolutions remain in full force and effect on the date hereof.




                                              /s/ Patricia L. Bickimer
                                              --------------------------------
                                              Patricia L. Bickimer


Dated: May 22, 1989

         Subscribed and Sworn to before me on this 22nd day of May, 1989.

                                              Annamarie D'Angelo
                                              --------------------------------
                                              Notary Public


My Commission Expires:  11/17/89